Exhibit 99.7

Memic Innovative Surgery Ltd.

6 Yoni Netanyahu Street

Or Yehuda 6037604

Israel

February 8, 2022

Re:	Memic Innovative Surgery Ltd.— Registration Statement on Form F-4

Representation under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Memic Innovative Surgery Ltd., a private company organized under the laws of the State of Israel (the “Company”), is making this representation in connection with the Company’s filing of its registration statement on Form F-4 (the “Registration Statement”) relating to a proposed initial public offering in the United States of the Company’s ordinary shares and warrants to purchase ordinary shares in connection with a business combination of the Company, Maestro Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and MedTech Acquisition Corporation, a Delaware corporation (“SPAC”) pursuant to a business combination agreement dated as of August 12, 2021, by and among the Company, Merger Sub and the SPAC.

The Company has included in the Registration Statement its audited consolidated financial statements as of December 31, 2020.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-4 must contain audited financial statements of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.2. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and effective on November 5, 2018, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, consolidated financial statements audited under any generally accepted auditing standards for any period subsequent to December 31, 2020.

2.	Compliance with Item 8.A.4 at present is impracticable and involves undue hardship for the Company.

3.	The Company does not anticipate that its audited financial statements for the year ended December 31, 2021 will be available until late March 2022.

4.	In no event will the Company seek effectiveness of its Registration Statement on Form F-4 if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this representation as an exhibit to the Registration Statement on Form F-4 pursuant to Instruction 2 to Item 8.A.4.

/s/ Noam Atar
Name:	Noam Atar
Title:	Chief Financial Officer